Exhibit 99.1

   Majority of VaxGen's Outstanding Preferred Shares Converted to Common Stock

           Debt Significantly Reduced and Capital Structure Simplified

BRISBANE, Calif., Nov. 19 VaxGen, Inc. announced today that Halifax Fund, L.P., the largest investor in VaxGen's May 2001 $20 million equity financing, has converted all 15,000 of its Series A 6% Cumulative Convertible Preferred Stock ("Preferred Stock") into 1,085,138 shares of VaxGen Common Stock. The conversion eliminates $15 million of redeemable convertible preferred stock from VaxGen's balance sheet. The conversion price of the Preferred Stock was $14.13 per share.

The conversions occurred in two transactions. The first, which was disclosed in VaxGen's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002, occurred on November 1, 2002 and included the conversion of 3,500 shares of Preferred Stock into 252,724 shares of Common Stock. The second transaction occurred on November 15, 2002 and included the conversion of 11,500 shares of Preferred Stock into 832,414 shares of Common Stock. Including these transactions and shares paid as in-kind dividends, Halifax received a total of 1,214,535 shares of VaxGen Common Stock.

The other investors in the May 2001 equity financing collectively hold another 5,000 shares of Preferred Stock.

Halifax Fund L.P. is managed by The Palladin Group.

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccines against HIV/AIDS and anthrax. Additionally, VaxGen is the largest shareholder of Celltrion, Inc., a joint venture created to provide manufacturing services, principally for products produced in mammalian cell culture. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com. AIDSVAX(R) is a registered trademark of VaxGen.